EXHIBIT 5.1

Paul, Weiss Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000
(212) 373-3990

November 10, 2008

Wendy’s/Arby’s Group, Inc.

1155 Perimeter Center West

12th Floor

Atlanta, GA 30338

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Wendy’s/Arby’s Group, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 48,426,225 shares of Class A common stock, par value $0.10 per share, of the Company (the “Shares”), to be issued pursuant to the following plans and agreements, each as amended to date (collectively, the “Plans”): (a) the Company’s Amended and Restated 1997 Equity Participation Plan; (b) the Company’s Amended and Restated 1998 Equity Participation Plan; (c) the Company’s Amended and Restated 2002 Equity Participation Plan; (d) the Replacement Stock Option Agreements, dated July 25, 2005, between the

Company and Thomas A. Garrett; (e) the Replacement Stock Option Agreement, dated July 25, 2005, between the Company and Thomas A. Garrett; (f) the Replacement Stock Option Agreement, dated July 25, 2005, between the Company and Michael I. Lippert; (g) the Replacement Stock Option Agreement, dated July 25, 2005, between the Company and J. David Pipes; (h) the Weshare Stock Option Plan (the “Weshare Plan”) of Wendy’s International, Inc., an Ohio corporation (“Wendy’s”); (i) the Wendy’s 1990 Stock Option Plan (the “Wendy’s 1990 Plan”); (j) the Wendy’s 2003 Stock Incentive Plan (the “Wendy’s 2003 Plan”); (k) the Wendy’s 2007 Stock Incentive Plan (the “Wendy’s 2007 Plan”) and (l) the Wendy’s Profit Sharing and Savings Plan Trust (the “Wendy’s Profit Sharing Plan,” and, together with the Weshare Plan, the Wendy’s 1990 Plan, the Wendy’s 2003 Plan, the Wendy’s 2007 Plan, the “Wendy’s Plans”).

The Wendy’s Plans are being assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2008 (the “Merger Agreement”), by and among the Company, Green Merger Sub, Inc., an Ohio Corporation and wholly-owned subsidiary of the Company, and Wendy’s.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.         the Plans and the form of stock option award agreements (collectively, the “Agreements”) relating to options to purchase, or other awards to acquire, Shares granted under the Plans; and

3.	the Merger Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended and restated, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued in accordance with the terms of the Plans and any applicable Agreement under the Plans, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

               /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

              PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP